Exhibit 99.1

Contact: Samir Ali Sr. Director, Investor Relations & Corporate Development (281) 647-4035

Diamond Offshore Announces Tax Expense Adjustment to Fourth Quarter and Full Year 2016 Earnings

HOUSTON, February 13, 2017 — Diamond Offshore Drilling, Inc. (NYSE: DO) today announced it has revised its previously-announced earnings for the quarter and year ended December 31, 2016.

As it was completing its year-end financial reporting process, the Company discovered that its liability for uncertain tax positions in certain foreign jurisdictions did not appropriately reflect changes in foreign exchange rates. The majority of the impact was related to the devaluation of the Egyptian Pound, primarily in the fourth quarter of 2016. After the local tax liabilities were re-valued consistent with exchange rates at December 31, 2016:

•	The Company’s tax liability reflected in “Other liabilities” on its Consolidated Balance Sheet was reduced by approximately $43 million.

•	The Company’s provision for income taxes reflected in “Income tax benefit” on its Consolidated Statement of Operations was reduced by approximately $43 million for both the fourth quarter and full year 2016.

•	The Company’s net income for the fourth quarter of 2016 increased by approximately $43 million, or approximately $0.32 per diluted share. Net loss for the full year 2016 declined by approximately $43 million, or $0.31 per diluted share.

The adjustments did not affect any of the other previously-announced operating results. Copies of the fully-adjusted financial statements are enclosed in this press release.

ABOUT DIAMOND OFFSHORE

Diamond Offshore is a leader in offshore drilling, providing contract drilling services to the energy industry around the globe. Additional information and access to the Company’s SEC filings are available at www.diamondoffshore.com. Diamond Offshore is owned 53% by Loews Corporation (NYSE: L).

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues:
Contract drilling	$384,646	$544,129	$1,525,214	$2,360,184
Revenues related to reimbursable expenses	7,228	11,434	75,128	59,209

Total revenues	391,874	555,563	1,600,342	2,419,393

Operating expenses:
Contract drilling, excluding depreciation	174,342	256,393	772,173	1,227,864
Reimbursable expenses	6,775	11,146	58,058	58,050
Depreciation	86,031	114,448	381,760	493,162
General and administrative	14,786	15,574	63,560	66,462
Impairment of assets	—	499,367	678,145	860,441
Restructuring and separation costs	—	1,043	—	9,778
Bad debt recovery	(265)	—	(265)	—
Loss (gain) on disposition of assets	6,060	(2,309)	3,795	(2,290)

Total operating expenses	287,729	895,662	1,957,226	2,713,467

Operating income (loss)	104,145	(340,099)	(356,884)	(294,074)

Other income (expense):
Interest income	176	1,526	768	3,322
Interest expense	(21,230)	(23,134)	(89,934)	(93,934)
Foreign currency transaction (loss) gain	(3,689)	1,511	(11,522)	2,465
Other, net	472	171	(10,727)	873

Income (loss) before income tax benefit	79,874	(360,025)	(468,299)	(381,348)

Income tax benefit	36,208	114,641	95,796	107,063

Net income (loss)	$116,082	$(245,384)	$(372,503)	$(274,285)

Income (loss) per share	$0.85	$(1.79)	$(2.72)	$(2.00)

Weighted-average shares outstanding:
Shares of common stock	137,170	137,159	137,168	137,157
Dilutive potential shares of common stock	93	—	—	—

Total weighted-average shares outstanding	137,263	137,159	137,168	137,157

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended
	December 31,	September 30,	December 31,
	2016	2016	2015
REVENUES
Floaters:
Ultra-Deepwater	$231,820	$217,275	$395,798
Deepwater	64,678	66,011	92,125
Mid-water	88,130	56,350	44,766

Total Floaters	384,628	339,636	532,689
Jack-ups	18	—	11,440

Total Contract Drilling Revenue	$384,646	$339,636	$544,129

Revenues Related to Reimbursable Expenses	$7,228	$9,542	$11,434

CONTRACT DRILLING EXPENSE
Floaters:
Ultra-Deepwater	$119,490	$124,099	$147,991
Deepwater	30,481	36,226	60,010
Mid-water	16,814	17,634	28,767

Total Floaters	166,785	177,959	236,768
Jack-ups	3,090	1,833	10,749
Other	4,467	6,862	8,876

Total Contract Drilling Expense	$174,342	$186,654	$256,393

Reimbursable Expenses	$6,775	$7,965	$11,146

OPERATING INCOME (LOSS)
Floaters:
Ultra-Deepwater	$112,330	$93,176	$247,807
Deepwater	34,197	29,785	32,115
Mid-water	71,316	38,716	15,999

Total Floaters	217,843	161,677	295,921
Jack-ups	(3,072)	(1,833)	691
Other	(4,467)	(6,862)	(8,876)
Reimbursable expenses, net	453	1,577	288
Depreciation	(86,031)	(86,473)	(114,448)
General and administrative expense	(14,786)	(15,237)	(15,574)
Impairment of assets	—	—	(499,367)
Restructuring and separation costs	—	—	(1,043)
Bad debt recovery	265	—	—
(Loss) gain on disposition of assets	(6,060)	1,222	2,309

Total Operating Income (Loss)	$104,145	$54,071	$(340,099)

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$156,233	$119,028
Marketable securities	35	11,518
Accounts receivable, net of allowance for bad debts	247,028	405,370
Prepaid expenses and other current assets	102,111	119,479
Assets held for sale	400	14,200

Total current assets	505,807	669,595

Drilling and other property and equipment, net of accumulated depreciation	5,726,935	6,378,814
Other assets	139,135	101,485

Total assets	$6,371,877	$7,149,894

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term borrowings	$104,200	$286,589
Other current liabilities	236,299	339,134
Long-term debt	1,980,884	1,979,778
Deferred tax liability	197,011	276,529
Other liabilities	103,349	155,094
Stockholders’ equity	3,750,134	4,112,770

Total liabilities and stockholders’ equity	$6,371,877	$7,149,894

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands, except per share data)

	Year ended December 31,
	2016	2015
Operating activities:
Net loss	$(372,503)	$(274,285)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	381,760	493,162
Loss on impairment of assets	678,145	860,441
Deferred tax provision	(106,263)	(242,034)
Other	(27,696)	(69,771)
Net changes in operating working capital	93,111	(31,086)

Net cash provided by operating activities	646,554	736,427

Investing activities:
Capital expenditures (including rig construction)	(652,673)	(830,655)
Proceeds from disposition of assets, net of disposal costs	221,722	13,049
Proceeds from sale of marketable securities	4,614	51

Net cash used in investing activities	(426,337)	(817,555)

Financing activities:
Repayment of long-term debt	—	(250,000)
(Repayment of) proceeds from short-term borrowings, net	(182,389)	286,589
Debt issuance costs and arrangement fees	(215)	(624)
Payment of dividends and anti-dilution payments	(408)	(69,432)

Net cash used in financing activities	(183,012)	(33,467)

Net change in cash and cash equivalents	37,205	(114,595)
Cash and cash equivalents, beginning of year	119,028	233,623

Cash and cash equivalents, end of year	$156,233	$119,028